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                                                                    Exhibit 16.1

                    LETTER RE CHANGE IN CERTIFYING ACCOUNT

                           Cohen & Kameny CPA's PLLC
                       3530 Henry Hudson Parkway, Suite B
                              Riverdale, NY 10463
                       (718) 548-7200 Fax (718) 796-0184


Eli Cohen, CPA
David Kameny, CPA
------------------

FindEx.com, Inc.
11640 Arbor Street, Suite 201
Omaha, Nebraska 68144

Attention: Board of Directors

         Re: Reagan Holdings, Inc.

Dear Sirs:

We have been advised that Reagan Holdings, Inc. ("Reagan") has been acquired by FindEx.com, Inc. ("FindEx.com"). We have been further advised that as a result of such acquisition, FindEx.com will use its own auditors, Grant Thorton, LLP, as the Company's principal independent accountant for the fiscal year ended December 31, 1999.

This letter shall confirm that our report on Reagan's financial statements for the past fiscal year did not contain an adverse opinion or disclaimer of opinion and was not modified as to uncertainty, audit scope, or accounting principles. Further, there were no disagreements with us, whether or not resolved, on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which if not resolved would have caused us to make reference to the subject matter of the disagreement(s) in connection with our report.


                                             COHEN & KAMENY CPA'S PLLC


                                                           /s/
                                             ----------------------------------
                                              Riverdale, New York
                                              March 15, 2000